Contact:	Veronica Garza
Investor Relations
(512) 683-6873

National Instruments Declares Quarterly Dividend

AUSTIN, Texas – April 28, 2010 – The National Instruments (Nasdaq: NATI) Board of Directors announced a quarterly dividend of $0.10 per share on the company’s common stock. This dividend is payable on May 31 to stockholders of record on May 9.

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 30,000 different companies worldwide, with its largest customer representing approximately 4 percent of revenue in 2010 and no one industry representing more than 15 percent of revenue. Headquartered in Austin, Texas, NI has approximately 5,500 employees and direct operations in more than 40 countries. For the past 12 years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati. (NATI-F)

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.
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